Exhibit 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Announces First Quarter 2007 Earnings
Investor/Analyst Conference Call Scheduled for May 1, 2007 at 10:00 a.m. EDT
ATLANTA, April 30, 2007 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $22.6 million for the first quarter of 2007, compared to $2.9 million for the first quarter of 2006. On a diluted per share basis, net income available to common shareholders was $0.51 and $0.07 for the first quarter of 2007 and 2006, respectively. The Company’s reported income for the first quarter of 2007 included a net gain on the sale of an apartment community of approximately $16.7 million.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the first quarter of 2007 totaled $20.7 million, or $0.46 per diluted share, compared to $19.9 million, or $0.46 per diluted share, for the first quarter of 2006.
The Company’s reported FFO for the first quarter of 2007 included a $2.2 million, or $0.05 per diluted share, net gain on the sale of a land site in Atlanta, Georgia described below. The Company’s reported FFO for the first quarter of 2006 included approximately $1.1 million, or $0.03 per diluted share, of non-cash other income related to the mark-to-market of an ineffective interest rate swap prior to its termination.
David Stockert, CEO and President of Post Properties, said, “Results in the first quarter exceeded our expectations, primarily as a result of better property operating performance at our same-store and lease-up communities and higher land sale gains. Notably, revenues for Post’s Atlanta same-store communities rose 5.1% year-over-year, a better rate of growth than at anytime in the past several years.”
Mature (Same Store) Community Data
For the first quarter of 2007, average economic occupancy at the Company’s 46 mature (same store) communities, containing 17,076 apartment units, was 94.1%, compared to 95.2% for the first quarter of 2006.
Total revenues for the mature communities increased 5.4% during the first quarter of 2007, compared to the first quarter of 2006, and operating expenses increased 4.2%, producing a 6.1% increase in same store net operating income (“NOI”), or $2.2 million. The average monthly rental rate per unit increased 6.9% during the first quarter of 2007, compared to the first quarter of 2006. Property tax and insurance expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues and operating expenses for the mature communities increased 0.7% and 6.0%, respectively, producing a 2.2% decrease in same store NOI for the first quarter of 2007, compared to the fourth quarter of 2006, or $0.9 million. On a sequential basis, the average monthly rental rate per unit increased 0.3%. Property tax, insurance and utilities expenses accounted for a majority of the sequential increase in operating expenses. For the first quarter of 2007, average economic occupancy at the mature communities was 94.1%, compared to 93.6% for the fourth quarter of 2006.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Acquisitions, Dispositions and Other Investment Activity
Development Activity and Land Acquisitions
During the first quarter of 2007, the Company acquired a site in Austin, Texas for a total investment of approximately $8.3 million. This approximately 3.8 acre site, as well as an approximately 0.9 acre adjacent site which is under contract to purchase for approximately $2.0 million, are expected to be redeveloped by the Company to include approximately 330 apartment units. These sites currently contain two older apartment communities which are expected to be demolished as part of the Company’s development plan.

As of March 31, 2007, the Company’s aggregate pipeline of development projects under construction was approximately $260 million. The Company also owns or has under contract land for which it is in pre-development with respect to approximately 2,802 rental apartment units, approximately 565 for-sale condominium units and approximately 216,500 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $820 million and construction of these projects is generally expected to commence within the next 9 to 18 months. There can be no assurance that projects in pre-development will commence construction; that actual pre-development costs will approximate estimated costs or that land purchases under contract will close. In certain situations, the Company expects to initiate a pre-sale program for for-sale condominium projects before it commences construction.
Dispositions
During the first quarter of 2007, the Company, through a Section 1031 exchange intermediary, closed the sale of its Post Oak™ apartment community located in Atlanta, GA for an aggregate gross sales price of approximately $24.0 million. The net proceeds from the sale of this community were used to finance the acquisition of Post Bay at Rocky Point™ in Tampa, Florida in October 2006 as part of a tax-deferred like-kind exchange transaction.
During the first quarter of 2007, the Company also closed the sale of an approximately 5.6 acre site in the Smyrna submarket of Atlanta, Georgia for an aggregate gross sales price of approximately $4.5 million. The Company realized a gain on the sale of approximately $2.2 million, or $0.05 per diluted share, which is included in FFO for the quarter.
Apartment Community Renovation Program
The Company is currently undertaking substantial renovations and improvements of two of its apartment communities, containing 890 units, located in Atlanta, GA and Dallas, TX. The Company believes that the long-term value of these two communities will be enhanced as a result of the renovations; however, operating results at these two communities have been and will continue to be affected negatively by increased vacancy during the renovation period. As of March 31, 2007, the renovation of 436 units had been completed at these two communities.
Condominium Activity
During the first quarter of 2007, the Company was converting four apartment communities, initially consisting of 597 units, to condominiums through a taxable REIT subsidiary. For the three months ended March 31, 2007, the Company closed the sales of 33 units for aggregate gross sales prices of approximately $10.5 million. In the aggregate, as of April 23, 2007, the Company has closed the sales of 403 (68%) of the units in these four condominium conversions and placed another 20 units under contract. Of the four active condominium conversion projects, one community, consisting of 127 units, sold out during the first quarter and another, consisting of 121 units, had only two units remaining to sell.
The Company is also currently developing two condominium communities, containing 230 units, located in Alexandria, VA and Dallas, TX. Of those units, as of April 23, 2007, 4 are closed and 102 are currently under contract at the Alexandria, VA development and 21 are currently under contract at the Dallas, TX development, with closings expected to commence in the third quarter of 2007. There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
The Company recognized approximately $0.1 million, or less than $0.01 per diluted share, of incremental net losses on condominium sales in FFO during the first quarter of 2007, compared to approximately $0.2 million, or less than $0.01 per diluted share, of incremental gains on condominium sales in FFO, during the first quarter of 2006.
The Company reports condominium gains (losses) in its consolidated statement of operations in the captions titled gains (losses) on sales of real estate assets in continuing and discontinued operations and in equity in earnings of unconsolidated entities.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 43.2% at March 31, 2007, and variable rate debt as a percentage of total debt was 11.6% as of that same date. As of March 31, 2007, the Company had outstanding borrowings of approximately $110 million on its combined $480 million unsecured lines of credit.
During the first quarter of 2007, Moody’s Investors Service raised the outlook of the Baa3 senior unsecured debt and Ba1 preferred stock ratings of Post Properties, Inc. and Post Apartment Homes, LP to positive, from stable. The rating agency cited improvement in the Company’s credit metrics and improved diversification in its apartment portfolio.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Stock Repurchase Program
During the first quarter of 2007, the Company repurchased 82,800 shares of its common stock totaling approximately $3.7 million under a 10b5-1 stock purchase plan. These shares were repurchased at an average price of $44.61 per share.
Second Quarter 2007 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of apartment market, for-sale condominium market and general economic conditions as well as litigation and other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the second quarter of 2007, the Company expects that net income available to common shareholders will be in the range of $0.12 to $0.16 per diluted share (excluding gains, if any, on sales of apartment assets) and that FFO will be in the range of approximately $0.45 to $0.48 per diluted share. A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the second quarter of 2007 is included in the financial data (Table 5) accompanying this press release.
The estimates of per share FFO for the second quarter of 2007 are based on the following assumptions:
•	An expected increase in same store NOI of 3.5% to 4.5%, compared to the second quarter of 2006, based on:
-	An increase in same store revenue of 4.3% to 4.7%

-	An increase in same store operating expenses of 5.0% to 5.5%
•	Sequentially, an expected increase in same store NOI of 0.3% to 1.3%, compared to the first quarter of 2007 based on:
-	An increase in same store revenue of 1.4% to 1.8%

-	An increase in same store operating expenses of 2.6% to 3.1%
•	Gains from condominium sales, net of provision for income taxes, of approximately $0.03 to $0.05 per diluted share

•	In the aggregate, an expected sequential increase in general and administrative, investment and development costs (net of amounts capitalized to development projects) and property management expenses of 1.0% to 2.0%, compared to the first quarter of 2007

•	Lease-up deficits attributable to the initial lease up of the Post Carlyle Square™ and Post Bay at Rocky Point™ projects of approximately $0.02 per diluted share
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO. Prior period amounts have been conformed to the current period presentation.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, May 1, at 10:00 a.m. EDT. The telephone numbers are 800-665-0430 for US and Canada callers and 913-312-1300 for international callers. The access code is 8033314. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/events calendar. The replay will begin at 1:00 p.m. EDT on May 1, 2007 and will be available until Tuesday, May 8, at 11:59 p.m. EDT. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 8033314. A replay of the call also will be archived on Post’s website under investor relations/audio archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 35 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.
Post Properties owns 21,563 apartment homes in 60 communities, including 545 apartment units in two communities held in unconsolidated entities, 1,181 apartment units in four communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing 230 for-sale condominium homes in two communities and is converting apartment units in three communities initially consisting of 470 units (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending June 30, 2007 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities, including the Company’s estimated condominium profits, and the anticipated impact of proposed renovations and improvements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2006, future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters, the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or preliminary or permanent injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2006 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.
Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended
	March 31,
	2007	2006
OPERATING DATA
Revenues from continuing operations	$77,547	$72,204
Net income available to common shareholders	$22,562	$2,892
Funds from operations available to common shareholders and unitholders (Table 1)	$20,702	$19,949

Weighted average shares outstanding — diluted	44,101	42,653
Weighted average shares and units outstanding — diluted	44,776	43,707

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$0.51	$0.07

Funds from operations available to common shareholders and unitholders (Table 1)	$0.46	$0.46

Dividends declared	$0.45	$0.45

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006
Net income available to common shareholders	$22,562	$2,892
Minority interest of common unitholders — continuing operations	85	47
Minority interest in discontinued operations	266	25
Depreciation on wholly-owned real estate assets, net	16,489	16,833
Depreciation on real estate assets held in unconsolidated entities	226	225
Gains on sales of real estate assets	(18,639)	(243)
Incremental gains (losses) on condominium sales (1)	(218)	243
Gains on sales of real estate assets — unconsolidated entities	(202)	(25)
Incremental gains (losses) on condominium sales — unconsolidated entities (1)	133	(48)

Funds from operations available to common shareholders and unitholders	$20,702	$19,949

Funds from operations — per share and unit — diluted	$0.46	$0.46

Weighted average shares and units outstanding — diluted	44,776	43,707

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 17 of the Supplemental Financial Data for further detail.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended
	March 31,	March 31,	December 31,
	2007	2006	2006
Total same store NOI	$38,304	$36,103	$39,181
Property NOI from other operating segments	3,244	2,733	3,040

Consolidated property NOI	41,548	38,836	42,221

Add (subtract):
Interest income	250	120	279
Other revenues	117	65	202
Minority interest in consolidated property partnerships	(20)	(29)	(80)
Depreciation	(17,044)	(16,388)	(17,227)
Interest expense	(13,544)	(13,143)	(13,199)
Amortization of deferred financing costs	(812)	(936)	(875)
General and administrative	(5,448)	(4,426)	(5,038)
Investment and development	(1,528)	(1,550)	(1,924)
Gains (losses) on sales of real estate assets, net	3,684	(158)	2,356
Equity in income of unconsolidated real estate entities	504	312	562
Other income (expense)	(261)	1,149	—
Minority interest of common unitholders	(85)	(47)	(82)

Income from continuing operations	7,361	3,805	7,195
Income from discontinued operations	17,110	996	39,688

Net income	$24,471	$4,801	$46,883

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q1 ’07	Q1 ’07	Q1 ’07
	March 31,	March 31,	December 31,	vs. Q1 ’06	vs. Q4 ’06	% Same
	2007	2006	2006	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$22,811	$21,710	$22,849	5.1%	(0.2)%
Dallas	11,229	10,827	11,074	3.7%	1.4%
Washington, D.C.	8,494	8,109	8,505	4.7%	(0.1)%
Tampa	7,327	6,816	7,171	7.5%	2.2%
Charlotte	4,659	4,396	4,578	6.0%	1.8%
New York	3,522	3,246	3,509	8.5%	0.4%
Houston	2,828	2,658	2,749	6.4%	2.9%
Orlando	1,032	991	1,017	4.1%	1.5%

Total rental and other revenues	61,902	58,753	61,452	5.4%	0.7%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,688	8,105	8,248	7.2%	5.3%
Dallas	4,806	4,924	4,730	(2.4)%	1.6%
Washington, D.C.	2,722	2,782	2,204	(2.2)%	23.5%
Tampa	2,930	2,511	3,095	16.7%	(5.3)%
Charlotte	1,629	1,505	1,515	8.2%	7.5%
New York	1,098	1,130	953	(2.8)%	15.2%
Houston	1,284	1,286	1,153	(0.2)%	11.4%
Orlando	441	407	373	8.4%	18.2%

Total	23,598	22,650	22,271	4.2%	6.0%

Net operating income
Atlanta	14,123	13,605	14,601	3.8%	(3.3)%	36.9%
Dallas	6,423	5,903	6,344	8.8%	1.2%	16.8%
Washington, D.C.	5,772	5,327	6,301	8.4%	(8.4)%	15.1%
Tampa	4,397	4,305	4,076	2.1%	7.9%	11.5%
Charlotte	3,030	2,891	3,063	4.8%	(1.1)%	7.9%
New York	2,424	2,116	2,556	14.6%	(5.2)%	6.3%
Houston	1,544	1,372	1,596	12.5%	(3.3)%	4.0%
Orlando	591	584	644	1.2%	(8.2)%	1.5%

Total same store NOI	$38,304	$36,103	$39,181	6.1%	(2.2)%	100.0%

Table 4
Computation of Debt Ratios
(In thousands)

	As of March 31,
	2007	2006
Total real estate assets per balance sheet	$2,039,487	$1,981,494
Plus:
Company share of real estate assets held in unconsolidated entities	40,252	38,702
Company share of accumulated depreciation — assets held in unconsolidated entities	4,055	3,147
Accumulated depreciation per balance sheet	563,344	515,942
Accumulated depreciation on assets held for sale	—	18,109

Total undepreciated real estate assets (A)	$2,647,138	$2,557,394

Total debt per balance sheet	$1,033,984	$1,039,948
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(1,907)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,048,883	$1,061,491

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	39.6%	41.5%

Total debt per balance sheet	$1,033,984	$1,039,948
Plus:
Company share of third party debt held in unconsolidated entities	23,449	23,450
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	(8,550)	(1,907)

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,143,883	$1,156,491

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (C÷A)	43.2%	45.2%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended
	June 30, 2007
	Low Range	High Range
Forecasted net income, per share	$0.12	$0.16
Forecasted real estate depreciation, per share	0.37	0.36
Forecasted gains in accordance with generally accepted accounting principles on condominium sales, net of provision for income taxes, per share	(0.07)	(0.09)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.03	0.05

Forecasted funds from operations, per share	$0.45	$0.48